UNITED STATES
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Molina Healthcare, Inc.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held Thursday, May 15, 2008

Dear Fellow Stockholder:

Our 2008 annual meeting of stockholders will be held at 10:00 a.m. local time on Thursday, May 15, 2008, in the Huntington Conference Room at the Molina Healthcare building located at One Golden Shore Drive, Long Beach, California, 90802, for the following purposes:

1. To elect three Class III directors to hold office until the 2011 annual meeting.

2.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice. The board of directors has fixed the close of business on March 25, 2008 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting and at any continuation, adjournment, or postponement thereof.

Every stockholder vote is important. Please sign, date, and promptly return the enclosed proxy card in the enclosed envelope, or vote by telephone or Internet (instructions are on your proxy card), so that your shares will be represented whether or not you attend the annual meeting.

By order of the board of directors,

Joseph M. Molina, M.D.
Chairman of the Board, Chief Executive Officer,
and President

Long Beach, California
April 10, 2008

ANNUAL MEETING OF STOCKHOLDERS
To Be Held Thursday, May 15, 2008

About the Annual Meeting

Who is soliciting my vote?

The board of directors of Molina Healthcare is soliciting your vote at the 2008 annual meeting of Molina Healthcare’s stockholders.

What will I be voting on?

The election of three Class III directors to hold office until 2011.

How many votes do I have?

You will have one vote for every share of Molina Healthcare common stock you owned on March 25, 2008, which was the record date.

How many votes can be cast by all stockholders?

28,520,878, consisting of one vote for each share of Molina Healthcare’s common stock that was outstanding on the record date. There is no cumulative voting.

How many votes must be present to hold the meeting?

A majority of the votes that can be cast, or 14,260,440 votes. We urge you to vote by proxy even if you plan to attend the annual meeting so that we will know as soon as possible whether enough votes will be present for us to hold the meeting.

How do I vote?

You can vote either in person at the annual meeting or by proxy whether or not you attend the annual meeting.

To vote by proxy, you must:

•	fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage-paid envelope,

•	vote by telephone (instructions are on the proxy card), or

•	vote by Internet (instructions are on the proxy card).

To ensure that your vote is counted, please remember to submit your vote by May 14, 2008, the day before the annual meeting.

If you want to vote in person at the annual meeting and you hold your Molina Healthcare stock through a securities broker (that is, in street name), you must obtain a proxy from your broker and bring that proxy to the meeting.

Can I change my vote?

Yes. Just send in a new proxy card with a later date, or cast a new vote by telephone or Internet, or send a written notice of revocation to Molina Healthcare’s Corporate Secretary at 2277 Fair Oaks Boulevard, Suite 440, Sacramento, California 95825. If you attend the annual meeting and want to vote in person, you can request that your previously submitted proxy not be used.

What if I do not vote for the single proposal listed on my proxy card?

If you return a signed proxy card without indicating your vote, in accordance with the board’s recommendation, your shares will be voted for the three director nominees listed on the card.

How are my votes counted?

You may vote for a director, or withhold authority to vote for a director. Each nominee for director will be elected if the votes for the director exceed the votes withheld for the director.

How many votes are required to elect the three directors?

Each director will be elected by the vote of the majority of votes cast with respect to that director nominee. A majority of votes cast means that the number of votes cast for a nominee’s election must exceed the number of votes cast against such nominee’s election. Each nominee receiving more votes for his or her election than votes against his or her election will be elected.

Can my shares be voted if I do not return my proxy card and do not attend the annual meeting?

If you do not vote your shares held in street name, your broker can vote your shares on matters that the New York Stock Exchange (NYSE) has ruled discretionary. The election of directors is a discretionary item. NYSE member brokers that do not receive instructions from beneficial owners may vote your shares at their discretion.

If you do not vote the shares registered directly in your name, not in the name of a bank or broker, your shares will not be voted.

Could other matters be decided at the annual meeting?

We do not know of any other matters that will be considered at the annual meeting besides the election of the three director nominees. If any other matters arise at the annual meeting, the proxies will be voted at the discretion of the proxy holders.

What happens if the meeting is postponed or adjourned?

Your proxy will still be good and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

Do I need proof of stock ownership to attend the annual meeting?

Yes, you will need proof of ownership of Molina Healthcare stock to enter the meeting.

When you arrive at the annual meeting, you may be asked to present photo identification, such as a driver’s license. If you are a stockholder of record, you will be on the list of Molina Healthcare’s registered stockholders. If your shares are held in the name of a bank, broker, or other holder of record, a recent brokerage statement or letter from a bank or broker is an example of proof of ownership. In accordance with our discretion, we may admit you only if we are able to verify that you are a Molina Healthcare stockholder.

How can I access Molina Healthcare’s proxy materials and annual report electronically?

This proxy statement and the 2007 annual report are available on Molina Healthcare’s website at www.molinahealthcare.com. Click on “Investor Relations,” and then click on the appropriate link under the heading, “Featured Reports.” Most stockholders can elect not to receive paper copies of future proxy statements and annual reports and can instead view those documents on the Internet.

If you are a stockholder of record, you can choose this option and save Molina Healthcare the cost of producing and mailing these documents by following the instructions provided when you vote over the Internet. If you hold your Molina Healthcare stock through a bank, broker, or other holder of record, please refer to the information provided by that entity for instructions on how to elect not to receive paper copies of future proxy statements and annual reports.

If you choose not to receive paper copies of future proxy statements and annual reports, you will receive an e-mail message next year containing the Internet address to use to access Molina Healthcare’s proxy statement and annual report. Your choice will remain in effect until you tell us otherwise.

Annual Report

If you received these materials by mail, you should have also received with them Molina Healthcare’s annual report to stockholders for 2007. The 2007 annual report is also available on Molina Healthcare’s website at www.molinahealthcare.com. We urge you to read these documents carefully. In accordance with the rules of the Securities and Exchange Commission, or SEC, the Company’s performance graph appears on page 30 of our 2007 annual report on Form 10-K.

Corporate Governance

Molina Healthcare continually strives to maintain high standards of ethical conduct, to report its results with accuracy and transparency, and to maintain full compliance with the laws, rules, and regulations that govern Molina Healthcare’s business.

The current charters of the audit committee, corporate governance and nominating committee, and compensation committee, as well as Molina Healthcare’s Corporate Governance Guidelines and Code of Business Conduct and Ethics, are available in the “Investor Relations” section of Molina Healthcare’s website, www.molinahealthcare.com, under the link for “Corporate Governance.” Molina Healthcare stockholders may obtain printed copies of these documents free of charge by writing to Molina Healthcare, Inc., Juan Jose Orellana, Vice President of Investor Relations, 200 Oceangate, Suite 100, Long Beach, California 90802.

Corporate Governance and Nominating Committee

The corporate governance and nominating committee’s mandate is to review and shape corporate governance policies and identify qualified individuals for nomination to the board of directors. All of the members of the committee meet the independence standards contained in the NYSE corporate governance rules and Molina Healthcare’s Corporate Governance Guidelines.

Molina Healthcare has designated the chair of the board’s corporate governance and nominating committee — Ronna E. Romney — as its lead director. The lead director presides at executive sessions of the independent directors, serves as a liaison between the chairman and the independent directors, approves information sent to the board, approves meeting agendas for the board, and approves meeting schedules to ensure that there is sufficient time for discussion of all agenda items.

The committee considers all qualified candidates identified by members of the committee, by other members of the board of directors, by senior management, and by stockholders. Stockholders who would like to propose a director candidate for consideration by the committee may do so by submitting the candidate’s name, résumé, and biographical information to the attention of the Corporate Secretary as described below under “Submission of Future Stockholder Proposals.” All proposals for nominations received by the Corporate Secretary will be presented to the committee for its consideration.

The committee reviews each candidate’s biographical information and assesses each candidate’s independence, skills, and expertise based on a variety of factors, including breadth of experience reflecting that the candidate will be able to make a meaningful contribution to the board’s discussion of and decision-making regarding the array of complex issues facing the Company; understanding of the Company’s business environment; the possession of expertise that would complement the attributes of our existing directors; whether the candidate will appropriately balance the legitimate interests and concerns of all stockholders and other stakeholders in reaching decisions rather than advancing the interests of a particular constituency; and whether the candidate will be able to devote sufficient time and energy to the performance of his or her duties as a director. Application of these factors involves the exercise of judgment by the board.

Based on its assessment of each candidate’s independence, skills, and qualifications, the committee will make recommendations regarding potential director candidates to the board.

The committee follows the same process and uses the same criteria for evaluating candidates proposed by stockholders, members of the board of directors, and members of senior management.

For the 2008 annual meeting, we did not receive notice of any director nominations from our stockholders.

Corporate Governance Guidelines

Molina Healthcare’s Corporate Governance Guidelines embody many of our practices, policies, and procedures, which are the foundation of our commitment to sound corporate governance practices. The Guidelines are reviewed annually and revised as necessary. The Guidelines outline the responsibilities, operations, qualifications, and composition of the board. Our goal is that a majority of the members of the board be independent.

The Guidelines require that all members of the Company’s three standing committees be independent. Committee members are appointed by the board upon recommendation of the corporate governance and nominating committee. Committee membership and chairs are rotated from time to time in accordance with the board’s judgment. The board and each committee have the power to hire and fire independent legal, financial, or other advisors, as they may deem necessary.

Meetings of the non-management directors are held as part of every regularly scheduled board meeting and are presided over by the lead independent director.

Directors are expected to prepare for, attend, and participate in all board meetings, meetings of the committees on which they serve, and the annual meeting of stockholders. All of the directors then in office attended Molina Healthcare’s 2007 annual meeting.

The corporate governance and nominating committee conducts an annual review of board performance, and an annual review of individual director performance. In addition, each committee conducts its own self-evaluation. The results of these evaluations are reported to the board.

Directors have full and free access to senior management and other employees of Molina Healthcare. New directors are provided with an orientation program to familiarize them with Molina Healthcare’s business, and its legal, compliance, and regulatory profile. Molina Healthcare provides educational sessions on a variety of topics which all members of the board are expected to attend. These sessions are designed to allow directors to develop a deeper understanding of relevant health care, governmental, and business issues facing the Company.

The board reviews the compensation committee’s report on the performance of Dr. Molina, the Company’s current chief executive officer, and of John Molina, the Company’s current chief financial officer, in order to ensure that they are providing effective leadership for Molina Healthcare. The board also works with the compensation committee to evaluate potential successors to the chief executive officer and the chief financial officer.

Director Independence

The board of directors has determined that, except for Messrs. J. Mario Molina and John C. Molina, each of the directors of the Company has no material relationship with the Company and is otherwise “independent” in accordance with the applicable listing requirements of the NYSE. In making that determination, the board of directors considered all relevant facts and circumstances, including the director’s commercial, consulting, legal, accounting, charitable, and familial relationships. The board of directors applied the following standards, which provide that a director will not be considered independent if he or she:

•	Is, or has an immediate family member who is, currently an employee of the Company;

•	Has been, or has an immediate family member who has been, an employee of the Company within the past three years;

•	Has received, or has an immediate family member who has received, within the past three years more than $100,000 during any twelve month period in direct compensation from the Company (other than fees for director’s services);

•	Has been affiliated with or employed by, or has an immediate family member who is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company during the past three years;

•	Has been employed, or has an immediate family member who is employed, as an executive officer of another Company where any of the Company’s present executives currently serve or served on the other Company’s compensation committee during any of the past three years; or

•	Has been employed by, or has an immediate family member who is an executive officer of, another Company that makes payments to or receives payments from the Company for property or services in an amount which exceeds the greater of $1,000,000 or 2% of such other company’s consolidated gross annual revenues during any of the past three years.

Related Party Transactions

The board has adopted a policy regarding the review, approval, and monitoring of transactions involving Molina Healthcare and related persons (directors and executive officers or their immediate family members). Such related persons are required to promptly and fully disclose to the Company’s general counsel all financial, social, ethical, personal, legal, or other potential conflicts of interest involving the Company. The general counsel shall confer as necessary with the lead independent director and/or with the Company’s corporate governance and nominating committee regarding the facts of the matter and the appropriate resolution of any conflict of interest situation in the best interests of the Company, including potential removal of the related person from a position of decision-making or operational authority with respect to the conflict situation, or other more significant steps depending upon the nature of the conflict.

We have an equity investment in a medical service provider that provides certain vision services to our members. We account for this investment under the equity method of accounting because we have an ownership interest in the investee in excess of 20%. As of December 31, 2007 and 2006, our carrying amount for this investment totaled $3,460,000 and $1,375,000, respectively. During the third quarter of 2007, we invested an additional $2,100,000 in this medical service provider. Effective July 1, 2007, we paid this provider a $900,000 network access fee, which is being amortized over twelve months. For the years ended December 31, 2007, 2006, and 2005, we paid $10,894,000, $7,862,000, and $3,440,000, respectively, for medical service fees to this provider.

We lease two medical clinics which are jointly owned by the Mary R. Molina Living Trust and Molina Marital Trust. Each lease has five five-year renewal options. Rental expense for these leases totaled $97,000, $97,000, and $96,000 for the years ended December 31, 2007, 2006, and 2005, respectively. At December 31, 2007, minimum future lease payments for the clinics consisted of $107,000 in 2008, $107,000 in 2009, and $26,000 in 2010.

In 2006, we assumed an office lease from Millworks Capital Ventures with a remaining term at that time of 52 months. Millworks Capital Ventures is owned by John C. Molina, our chief financial officer, and his wife. The monthly base lease payment is approximately $18,000 and is subject to an annual increase. Based on a market report prepared by an independent realtor, we believe the terms and conditions of the assumed lease are at fair market value. We are currently using the office space under the lease for an office expansion. Payments made under this lease totaled $246,000 and $170,000 for the years ended December 31, 2007 and 2006, respectively.

We are a party to a fee for service agreement with Pacific Hospital of Long Beach (“Pacific Hospital”). Pacific Hospital is owned by Abrazos Healthcare, Inc., the shares of which are held as community property by the husband of Dr. Martha Bernadett, our executive vice president, research and development. Amounts paid under the terms of that agreement were $157,000 and $357,000 for the years ended December 31, 2007 and 2006, respectively. We believe that the claims submitted to us by Pacific Hospital were reimbursed at prevailing market rates. In 2006, we entered into an additional agreement with Pacific Hospital as part of a capitation arrangement. Under this arrangement, we pay Pacific Hospital a fixed monthly fee based on member type. For the years ended December 31, 2007 and 2006, we paid approximately $4,837,000 and $1,652,000, respectively, to Pacific Hospital for capitation services. We believe that this agreement with Pacific Hospital is based on prevailing market rates for similar services. Also as of December 31, 2007, we had an advance outstanding to this provider totaling $250,000 which will be offset to capitation payments in 2008.

Compensation Committee Interlocks

The persons listed on page 18 were the only members of the compensation committee during 2007. No member of the compensation committee was a part of a “compensation committee interlock” during fiscal year 2007 as described under SEC rules. In addition, none of our executive officers served as a director or member of the compensation committee of another entity that would constitute a “compensation committee interlock.” No member of the compensation committee had any material interest in a transaction with Molina Healthcare. Except for Dr. J. Mario Molina and Mr. John C. Molina, no director is a current or former employee of Molina Healthcare or any of its subsidiaries.

Code of Business Conduct and Ethics

The board has adopted a Code of Business Conduct and Ethics governing all employees of Molina Healthcare and its subsidiaries. A copy of the Code of Business Conduct and Ethics is available on our website at www.molinahealthcare.com. Click on “Investor Relations,” then “Corporate Governance.” There were no waivers of our Code of Business Conduct and Ethics during 2007. We intend to disclose amendments to, or waivers of, our Code of Business Conduct and Ethics, if any, on our website.

Compliance Hotline

Molina Healthcare encourages employees to raise possible ethical issues. Molina Healthcare offers several channels by which employees and others may report ethical concerns or incidents, including, without limitation, concerns about accounting, internal controls, or auditing matters. We provide a Compliance Hotline that is available 24 hours a day, seven days a week. Individuals may choose to remain anonymous. We prohibit retaliatory action against any individual for raising legitimate concerns or questions regarding ethical matters, or for reporting suspected violations.

Communications with the Board

Stockholders or other interested parties who wish to communicate with a member or members of the board of directors, including the lead independent director or the non-management directors as a group, may do so by addressing their correspondence to the individual board member or board members, c/o the Molina Healthcare Corporate Secretary, Molina Healthcare, Inc., 2277 Fair Oaks Boulevard, Suite 440, Sacramento, California 95825. The board of directors has approved a process pursuant to which the Corporate Secretary shall review and forward correspondence to the appropriate director or group of directors for response.

Information About Stock Ownership

The following table shows the beneficial ownership of Molina healthcare common stock by our directors, named executive officers, directors and executive officers as a group, and more than 5% stockholders, as of March 25, 2008. Percentage ownership calculations are based on 28,520,878 shares outstanding as of March 25, 2008.

	Number of Shares	Percentage of
Name	Beneficially Owned(1)	Outstanding Shares

Directors and Executive Officers:
J. Mario Molina, M.D.(2)	519,128	1.8%
John C. Molina, J.D.(3)	4,109,859	14.4%
Mark L. Andrews, Esq.(4)	103,550	*
Terry Bayer(5)	62,633	*
James Howatt, M.D.(6)	19,915	*
Ronna E. Romney(7)	19,000	*
Charles Z. Fedak, CPA(8)	22,000	*
Sally K. Richardson	12,468	*
Frank E. Murray, M.D.(9)	18,250	*
John P. Szabo, Jr.(10)	29,750	*
Steven J. Orlando(11)	18,481	*
All executive officers and directors as a group (11 persons)	4,934,034	17.3%
Other Principal Stockholders
William Dentino(12)	9,036,946	31.7%
Curtis Pedersen(13)	8,714,645	30.6%
Mary R. Molina Living Trust(14)	2,330,417	8.2%
Molina Marital Trust(14)	2,926,907	10.3%
Molina Siblings Trust(15)	3,327,210	11.7%
Deutsche Bank AG(16)	1,439,472	5.0%
Renaissance Technologies LLC(17)	1,558,800	5.5%
AXA Assurances I.A.R.D. Mutuelle(18)	1,772,100	6.2%

*	Denotes less than 1%.

(1)	As required by SEC regulation, the number of shares shown as beneficially owned includes shares which could be purchased within 60 days after March 25, 2008. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws, and the address of each of the named stockholders is c/o Molina Healthcare, Inc., 200 Oceangate, Suite 100, Long Beach, California 90802.

(2)	Consists of:

•	38,806 shares owned by J. Mario Molina, M.D.;

•	23,654 shares owned by the Joseph M. Molina Remainder Trust I, of which Dr. Molina is the trustee and beneficiary;

•	160,000 shares owned by the Molina Family Partnership, L.P., of which Dr. Molina is the general partner with sole voting and investment power;

•	107,700 shares owned by Molina Family, LLC, of which Dr. Molina is the sole manager;

•	178,868 shares owned by the Joseph M. Molina, M.D. Separate Property Trust, of which Dr. Molina is the sole trustee; and

•	9,000 options.

(3)	Consists of:

•	611,413 shares owned by John C. Molina;

•	23,036 shares owned by Mr. Molina and Michelle A. Molina as community property as to which Mr. Molina has shared voting and investment power;

•	3,327,210 shares owned by the Molina Siblings Trust, of which Mr. Molina is the trustee with sole voting and investment power and J. Mario Molina, M.D., M. Martha Bernadett, M.D., Josephine M. Molina, Janet M. Watt, and Mr. Molina are the beneficiaries;

•	50,394 shares owned by the M/T Molina Children’s Education Trust, of which Mr. Molina is the trustee with sole voting and investment power and J. Mario Molina’s children are the beneficiaries;

•	38,806 shares owned by the John C. Molina Remainder Trust I, of which Mr. Molina is the trustee and beneficiary;

•	20,000 shares owned by the JCM GRAT 607/5, of which Mr. Molina is a beneficiary;

•	30,000 shares owned by the JCM GRAT 607/2, of which Mr. Molina is a beneficiary; and

•	9,000 options.

(4)	Consists of: 48,800 shares and 54,750 options.

(5)	Consists of: 31,883 shares and 30,750 options.

(6)	Consists of: 17,182 shares and 2,733 options.

(7)	Consists of: 9,000 shares and 10,000 options.

(8)	Consists of: 9,000 shares and 13,000 options.

(9)	Consists of: 4,250 shares and 14,000 options.

(10)	Consists of: 1,000 shares held by the self-directed IRA of Mr. Szabo’s spouse, 18,750 shares held by Mr. Szabo, and 10,000 options.

(11)	Consists of: 11,815 shares and 6,666 options.

(12)	Consists of:

•	1,000 shares held by Mr. Dentino;

•	2,330,417 shares owned by the Mary R. Molina Living Trust, of which Mr. Dentino and Curtis Pedersen are co-trustees with shared voting and investment power, Mrs. Molina is the income beneficiary, and J. Mario Molina, M.D., John C. Molina, M. Martha Bernadett, M.D., Janet M.Watt, and Josephine M. Molina are the remainder beneficiaries;

•	2,926,907 shares owned by the Molina Marital Trust, of which Mr. Dentino and Mr. Pedersen are co-trustees with shared voting and investment power, Mary R. Molina is the income beneficiary, and J. Mario Molina, M.D., John C. Molina, M. Martha Bernadett, M.D., Janet M. Watt, and Josephine M. Molina are the remainder beneficiaries;

•	3,454,121 shares owned by various grantor revocable trusts with respect to which Mr. Dentino is co-trustee with shared voting and investment power, Mary R. Molina is the current beneficiary, and trusts for each of J. Mario Molina, M.D., John C. Molina, M. Martha Bernadett, M.D., Janet M. Watt, and Josephine M. Molina are the remainder beneficiaries;

•	121,937 shares owned by the Janet M. Watt Trust (1995), of which Ms. Watt and Mr. Dentino are co-trustees with shared investment power and Ms. Watt is the beneficiary, as to which Ms. Watt has sole voting power pursuant to a proxy;

•	118,652 shares owned by the Josephine M. Molina Trust (1995), of which Ms. Molina and Mr. Dentino are co-trustees with shared investment power and Ms. Molina is the beneficiary, as to which Ms. Molina has sole voting power pursuant to a proxy;

•	41,956 shares owned by the Molina Children’s Trust for Janet M. Watt (1997), of which Mr. Dentino and Janet M. Watt are co-trustees with shared voting and investment power and Ms. Watt is the beneficiary; and

•	41,956 shares owned by the Molina Children’s Trust for Josephine M. Molina (1997), of which Mr. Dentino and Josephine M. Battiste are co-trustees with shared voting and investment power and Ms. Molina is the beneficiary.

Mr. Dentino is counsel to Mrs. Mary R. Molina and has provided legal services to various Molina family members and entities in which they have interests. His address is 3300 Douglas Blvd., Suite 430, Roseville, California 95661.

(13)	Consists of:

•	3,200 shares owned by Mr. Pedersen and Rosi A. Pedersen as community property, as to which Mr. Pedersen has shared voting and investment power;

•	2,330,417 shares owned by the Mary R. Molina Living Trust, of which Mr. Pedersen and Mr. Dentino are co-trustees with shared voting and investment power, Mrs. Molina is the income beneficiary and J. Mario Molina, M.D., John C. Molina, M. Martha Bernadett, M.D., Janet M. Watt, and Josephine M. Molina are the remainder beneficiaries;

•	2,926,907 shares owned by the Molina Marital Trust, of which Mr. Pedersen and Mr. Dentino are co-trustees with shared voting and investment power, Mary R. Molina is the income beneficiary and J. Mario Molina, M.D., John C. Molina, M. Martha Bernadett, M.D., Janet M. Watt and Josephine M. Molina are the remainder beneficiaries; and

•	3,454,121 shares owned by various grantor revocable trusts with respect to which Mr. Pedersen is co-trustee with shared voting and investment power, Mary R. Molina is the current beneficiary, and trusts for each of J. Mario Molina, M.D., John C. Molina, M. Martha Bernadett, M.D., Janet M. Watt, and Josephine M. Molina are the remainder beneficiaries.

Mr. Pedersen is the uncle of J. Mario Molina, M.D., John C. Molina, J.D. and M. Martha Bernadett, M.D. The address of Mr. Pedersen is 6218 East 6th Street, Long Beach, California 90803.

(14)	Mr. Dentino and Curtis Pedersen are co-trustees with shared voting and investment power, Mary R. Molina is the income beneficiary, and J. Mario Molina, M.D., John C. Molina, M. Martha Bernadett, M.D., Janet M. Watt, and Josephine M. Molina are the remainder beneficiaries. The address of this stockholder is 3300 Douglas Blvd., Suite 430, Roseville, California 95601.

(15)	John C. Molina is the trustee with sole voting and investment power and J. Mario Molina, M.D., John C. Molina, M. Martha Bernadett, M.D., Josephine M. Molina, and Janet M. Watt are the beneficiaries.

(16)	Based on the Schedule 13G filed by such stockholder. Such stockholder’s address is Theodor-Heuss-Allee 70, 60468 Frankfurt am Main, Federal Republic of Germany.

(17)	Based on the Schedule 13G filed by such stockholder. Such stockholder’s address is 800 Third Avenue, New York, New York 10022.

(18)	Based on the Schedule 13G filed by such stockholder. Such stockholder’s address is 26, rue Drouot, 75009 Paris, France.

PROPOSAL NO. 1 — ELECTION OF THREE CLASS III DIRECTORS

Our nine-member board of directors is divided into three classes — Class  I, Class II, and Class III — with each class having three members. The terms of the three Class III directors expire at the 2008 annual meeting, while the terms of the Class I directors expire at the 2009 annual meeting, and the terms of the Class II directors expire at the 2010 annual meeting. There is currently a vacancy in Class I due to the resignation of Class I director, Wayne Lowell, in October 2007.

Currently, the Class III directors are J. Mario Molina, Steven J. Orlando, and Ronna E. Romney. The directors to be elected as Class III directors at the 2008 annual meeting will serve until the 2011 annual meeting. All directors serve until the expiration of their respective terms and until their respective successors are elected and qualified or until such director’s earlier resignation, removal from office, death, or incapacity. Each nominee receiving more votes for his or her election than votes against his or her election will be elected.

The board of directors, upon recommendation of the corporate governance and nominating committee, has nominated the three incumbent Class III directors — J. Mario Molina, Steven J. Orlando, and Ronna E. Romney — for election as Class III directors at the 2008 annual meeting. Proxies can only be voted for the three named nominees.

In the event any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee who may be designated by the board of directors to fill the vacancy. As of the date of this proxy statement, the board of directors is not aware of any nominee who is unable or will decline to serve as a director.

DIRECTOR NOMINEES

Name and Age at Record Date	Position, Principal Occupation, and Business Experience

J. Mario Molina, M.D., 49
President and Chief Executive Officer, Molina Healthcare
•  Served as president and chief executive officer of Molina Healthcare since succeeding his father and Company founder, Dr. C. David Molina, in 1996

•  Served as chairman of the board since 1996

•  Served as medical director of Molina Healthcare from 1991 through 1994 and was vice president responsible for provider contracting and relations, member services, marketing and quality assurance from 1994 to 1996

•  Earned an M.D. from the University of Southern California and performed medical internship and residency at the Johns Hopkins Hospital

•  Brother of John C. Molina, Molina Healthcare’s chief financial officer, and M. Martha Bernadett, M.D., Molina Healthcare’s executive vice president — research and development

Steven J. Orlando, 56
Founder, Orlando Company
•  Served as Molina Healthcare director since November 2005

•  Has over 30 years of business and corporate finance experience

•  From 1988 to 1994 and from 2000 to the present, has operated his own financial management and business consulting practice, Orlando Company

•  From 1997 to 2000, served as the chief financial officer of System Integrators, Inc., an international software company

•  Served on multiple corporate boards, including service as chairman of the audit committee for Pacific Crest Capital, Inc., a Nasdaq-listed corporation

•  Certified public accountant

Ronna E. Romney, 64
Director, Park-Ohio Holding Corporation
•  Served as Molina Healthcare director since 1999

•  Director of Molina Healthcare of Michigan from 1999 to 2004

•  Since 1999 to present, served as director for Park-Ohio Holding Corporation, a publicly-traded logistics company

•  Candidate for the United States Senate in 1996

•  From 1989 to 1993, served as Chairperson of the President’s Commission on White House Fellowships

•  From 1984 to 1992, served as the Republican National Committeewoman for the state of Michigan

•  From 1982 to 1985, served as Commissioner of the President’s National Advisory Council on Adult Education

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF EACH THE THREE NOMINEES LISTED ABOVE.

DIRECTORS WHOSE TERMS ARE NOT EXPIRING

Name and Age at Record Date	Position, Principal Occupation, and Business Experience

Charles Z. Fedak, 56	Founder, Charles Z. Fedak & Co., CPAs

•  Molina Healthcare director since 2002 (Class II director)

•  Certified public accountant since 1975

•  Founded Charles Z. Fedak & Co., Certified Public Accountants, in 1981

•  Employed by KPMG from 1975 to 1980

•  Holds MBA degree

• Molina Healthcare audit committee financial expert

John C. Molina, J.D., 43
Chief Financial Officer, Molina Healthcare
•  Molina Healthcare director since 1994 (Class II director)

•  Executive vice president, financial affairs, since 1995, treasurer since 2002, and chief financial officer since 2003

•  Past president of the California Association of Primary Care Case Management Plans

•  J.D. from the University of Southern California School of Law

•  Brother of J. Mario Molina, M.D., Molina Healthcare’s chief executive officer, and of M. Martha Bernadett, M.D., Molina Healthcare’s executive vice president — research and development

Frank E. Murray, M.D., 77
Retired Private Medical Practitioner
•  Served as Molina Healthcare director since June 2005 (Class I director)

•  Has over forty years of experience in the health care industry, including significant experience as a private practitioner in internal medicine

•  Previously served on the boards of directors of the Kaiser Foundation Health Plans of Kansas City, of Texas, and of North Carolina, and served for 12 years as medical director and chairman of Southern California Permanente Medical Group

•  Served on the boards of directors of both the Group Health Association of America and the National Committee for Quality Assurance (NCQA)

•  Retired as medical practitioner since 1995

Name and Age at Record Date	Position, Principal Occupation, and Business Experience

Sally K. Richardson, 75
Executive Director, Institute for Health Policy Research
•  Molina Healthcare director since 2003 (Class II director)

•  Since 1999, served as the Executive Director of the Institute for Health Policy Research and as Associate Vice President for the Health Sciences Center of West Virginia University

•  From 1997 to 1999, served as the Director of the Center for Medicaid and State Operations, Health Care Financing Administration, U.S. Department of Health and Human Services

•  In 1993, served as a member of the White House Health Care Reform Task Force

•  Currently serves on the National Advisory Committee on Rural Health, U.S. Department of Health and Human Resources, and the Policy Council, National Office of March of Dimes

John P. Szabo, Jr., 43
Private Investor
•  Served as Molina Healthcare director since March 2005 (Class I director)

•  In January 2006, founded Flint Ridge Capital LLC, an investment advisory company

•  Has over twelve years experience as an equity research analyst, including working from 2000 to 2005 as a sell-side analyst at CIBC World Markets following healthcare services stocks, and from 1993 to 2000 as a buy-side analyst following numerous sectors

•  Prior to career as equity analyst, spent six years in global corporate finance, primarily as an officer of The Mitsubishi Bank

•  Earned a B.S.B.A., majoring in Finance and International Business, from Bowling Green State University

Meetings of the Board of Directors and Committees

During 2007, the board of directors met nine times, the audit committee met seven times, the corporate governance and nominating committee met five times, and the compensation committee met five times. In addition, a special committee organized by the board in April 2007 in connection with a potential real estate transaction between the Company and Dr. J. Mario Molina and John Molina met four times, and a pricing committee organized in September 2007 in connection with our offering of senior convertible notes met one time. Each director attended at least 75% of the total number of meetings of the board and board committees of which he or she was a member in 2007, and each director attended the 2007 annual meeting of stockholders held on May 9, 2007.

Meetings of Non-Management Directors

Molina Healthcare’s non-management directors meet in executive session without any management directors in attendance each time the full board convenes for a regularly scheduled in-person board meeting, which is usually four times each year, and, if the board convenes a special meeting, the non-management directors may meet in executive session if the circumstances warrant. The lead independent director presides at each executive session of the non-management directors.

Committees of the Board of Directors

The three standing committees of the board of directors are: (i) the audit committee; (ii) the corporate governance and nominating committee; and (iii) the compensation committee. In addition, during 2007 the board organized a special committee involving a potential real estate transaction, and a pricing committee involving our offering of senior convertible notes.

The audit committee performs a number of functions, including: (i) reviewing the adequacy of the Company’s internal system of accounting controls, (ii) meeting with the independent accountants and management to review and discuss various matters pertaining to the audit, including the Company’s financial statements, the report of the independent accountants on the results, scope, and terms of their work, and the recommendations of the independent accountants concerning the financial practices, controls, procedures, and policies employed by the Company, (iii) resolving disagreements between management and the independent accountants regarding financial reporting, (iv) reviewing the financial statements of the Company, (v) selecting, evaluating, and, when appropriate, replacing the independent accountants, (vi) reviewing and approving fees to be paid to the independent accountants, (vii) reviewing and approving related-party transactions, (viii) reviewing and approving all permitted non-audit services to be performed by the independent accountants, (ix) establishing procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters, (x) considering other appropriate matters regarding the financial affairs of the Company, and (xi) fulfilling the other responsibilities set out in its charter, as adopted by the board. The report of the audit committee required by the rules of the SEC is included in this proxy statement.

The audit committee consists of Mr. Fedak (Chair), Ms. Romney, Mr. Szabo, and Mr. Orlando, each of whom is “independent” under applicable NYSE rules. The board has determined that each of Mr. Fedak and Mr. Orlando qualify as an “audit committee financial expert” as defined by the SEC. In addition to being independent according to the board’s independence standards as set out in its Corporate Governance Guidelines, each member of the audit committee is independent within the meaning of the corporate governance rules of the NYSE. Each member of the audit committee is also financially literate.

The audit committee charter is available for viewing in the “Investor Relations” section of Molina Healthcare’s website, www.molinahealthcare.com, under the link, “Corporate Governance.”

The corporate governance and nominating committee is responsible for identifying individuals qualified to become board members and recommending to the board the director nominees for the next annual meeting of stockholders. It leads the board in its annual review of the board’s performance and recommends to the board director candidates for each committee for appointment by the board. The committee takes a leadership role in shaping corporate governance policies and practices, including recommending to the board the Corporate Governance Guidelines and monitoring Molina Healthcare’s compliance with these Guidelines. The committee is responsible for reviewing potential conflicts of interest involving directors, executive officers, or their immediate family members. The committee also reviews Molina Healthcare’s Code of Business Conduct and Ethics and other internal policies to monitor that the principles contained in the Code are being incorporated into Molina Healthcare’s culture and business practices.

The corporate governance and nominating committee currently consists of Ms. Romney (Chair), Ms. Richardson, and Dr. Murray, each of whom is “independent” under the NYSE listing standards. The corporate governance and nominating committee charter is available for viewing in the “Investor Relations” section of Molina Healthcare’s website, www.molinahealthcare.com, under the link, “Corporate Governance.”

The compensation committee is responsible for determining the compensation for Dr. Molina, our chief executive officer, for John Molina, our chief financial officer, and also approves the compensation Dr. Molina recommends as chief executive officer for the other senior executive officers. The committee reviews and discusses with management the Compensation Discussion and Analysis, and, if appropriate, recommends to the board that the Compensation Discussion and Analysis be included in Molina Healthcare’s filings with the SEC. In addition, the committee administers Molina Healthcare’s 2002 Equity Incentive Plan. The committee also reviews Molina Healthcare’s succession planning and executive development activities, as well as the performance of senior management.

Each committee has the authority to retain special consultants or experts to advise the committee, as the committee may deem appropriate or necessary in its sole discretion. From time to time, the compensation committee has retained a compensation consultant to provide the committee with comparative data on executive compensation and advice on Molina Healthcare’s compensation programs for senior management.

The compensation committee currently consists of Mr. Szabo (Chair), Mr. Fedak, Ms. Richardson, Mr. Orlando, and Dr. Murray. The board has determined that in addition to being independent according to the board’s independence standards as set out in its Corporate Governance Guidelines, each of the members of the compensation committee is independent according to the corporate governance rules of the NYSE. In addition, each of the members of the committee is a “non-employee director,” as defined in Section 16 of the Securities Exchange Act of 1934, and is also an “outside director,” as defined by Section 162(m) of the Internal Revenue Code.

A copy of the compensation committee charter is available for viewing in the “Investor Relations” section of Molina Healthcare’s website, www.molinahealthcare.com, under the link, “Corporate Governance.”

In April 2007, the board organized a special committee in connection with the potential sale of the Company’s real property located at One Golden Shore Drive in Long Beach, California, and its potential purchase by Dr. J. Mario Molina and John Molina. The members of the special committee were Messrs. Szabo (Chair), Fedak, and Orlando. The potential sale was subsequently abandoned, and the special committee was disbanded in June 2007 after four meetings.

In September 2007, the board organized a pricing committee in connection with the Company’s offering of $200 million senior convertible notes. The members of the pricing committee were Dr. J. Mario Molina and Messrs. Molina, Fedak, Orlando, and Szabo. The pricing committee met once in October 2007.

Non-Employee Director Compensation

The compensation committee makes recommendations to the board with respect to the compensation level of directors, and the board determines their compensation. The compensation committee annually reviews benchmarking assessments of director compensation at comparable companies in order to determine competitive levels of compensation to attract qualified candidates for board service. Following its 2007 review of director compensation paid at comparable companies, the compensation committee decided to make no change for 2008 to its existing policy regarding non-employee director compensation.

We pay each non-employee director an annual retainer of $35,000. We also pay an additional annual retainer of $7,500 to the chair of the audit committee, $5,000 to each audit committee member, and $2,500 to the chairs of each of the corporate governance and nominating committee and the compensation committee. We pay each non-employee director $1,200 for each board and committee meeting attended in person, except each audit committee member receives $2,400 for each audit committee meeting attended, and each member of the special committee also received $2,400 for each special committee meeting attended (Dr. Molina and John Molina reimbursed the Company in full for the $28,800 total fees paid to the members of the special committee). Non-employee directors also receive $600 for participation in each telephonic board meeting. The members of the pricing committee received no compensation.

In order to link the financial interests of the non-employee directors to the interests of the stockholders, encourage support of the Company’s long-term goals, and align director compensation to the Company’s performance, each non-employee director also receives upon his or her initial election to the board of directors an option to purchase 10,000 shares of common stock, vesting in ratable one-third increments over three years, with an exercise price equal to the closing price of Molina Healthcare’s common stock as of the date of grant. In addition, each non-employee director is granted annually 5,000 shares of common stock, vesting in 1,250 share increments at the end of each fiscal quarter subsequent to the date of the annual stockholder meeting. The total value of this stock grant in 2007 was $161,050.

Directors who are employees of Molina Healthcare or its subsidiaries do not receive any compensation for their services as directors. In 2007, the directors who were employees consisted of Dr. J. Mario Molina and John Molina.

Molina Healthcare also reimburses its board members for expenses incurred in attending board and committee meetings or performing other services for Molina Healthcare in their capacities as directors. Such expenses include food, lodging, and transportation.

NON-EMPLOYEE DIRECTOR COMPENSATION

	Fees Earned
	or Paid	Stock	Option	All Other
	in Cash	Awards	Awards	Compensation		Total
Name	($)	($)(a)	($)	($)		($)

Charles Z. Fedak	82,300	161,050	—	—		243,350
Wayne B. Lowell	33,708	161,050	—	40,648	(b)	235,406
Frank E. Murray	51,200	161,050	—	—		212,250
Steven J. Orlando	74,800	161,050	—	—		235,850
Sally K. Richardson	51,200	161,050	—	—		212,250
Ronna E. Romney	77,700	161,050	—	—		238,750
John P. Szabo, Jr.	77,300	161,050	—	—		238,350

(a)	The amount reported in this column was calculated in accordance with SEC regulations based on income statement expense under SFAS 123(R) with respect to 5,000 shares of restricted stock granted on May 10, 2007. The assumptions made when calculating the amounts in this column are found in Note 2, “Stock-Based Compensation,” to the Consolidated Financial Statements of Molina Healthcare, Inc. as filed with the SEC on Form 10-Q on August 7, 2007.

(b)	Represents fees paid to Mr. Lowell for his consulting services to the Company in 2007. Mr. Lowell resigned from the board effective October 15, 2007. As a result of Mr. Lowell’s resignation, 2,500 of the shares granted to him on May 10, 2007 did not vest and were forfeited to the Company.

Stock Ownership Guidelines

The board of directors of the Company believes that individual directors should own and hold a reasonable number of shares of common stock of the Company to further align the director’s interests and actions with those of the Company’s stockholders, and also to demonstrate confidence in the long-term prospects of the Company.

Directors of the Company are encouraged to own at least 3,000 shares of the Company’s common stock. Shares that satisfy these guidelines may be those owned directly, through a trust, or by a spouse or children, and shall include shares purchased on the open market, vested or unvested shares of restricted stock, or exercised and retained option shares. Each director of the Company satisfied these stock ownership guidelines as of December 31, 2007.

Executive Officers

Two of our directors, J. Mario Molina, M.D. and John C. Molina, J.D., and the following persons were our executive officers at December 31, 2007. Dr. William P. Bracciodieta, our former chief medical officer, resigned from the Company effective February 6, 2007. Dr. James W. Howatt became our chief medical officer on May 29, 2007.

Mark L. Andrews, Esq., 50, has served as chief legal officer and general counsel since 1998. He also has served as a member of the executive committee since 1998. Before joining our Company, Mr. Andrews was a partner at Wilke, Fleury, Hoffelt, Gould & Birney of Sacramento, California, where he chaired that firm’s health care and employment law departments and represented Molina Healthcare as outside counsel from 1994 through 1997. Mr. Andrews holds a juris doctorate degree from Hastings College of the Law.

Terry P. Bayer, 57, has served as our chief operating officer since November 2005. She had formerly served as our executive vice president, health plan operations since January 2005. Ms. Bayer has 25 years of healthcare management experience, including staff model clinic administration, provider contracting, managed care operations, disease management, and home care. Prior to joining us, her professional experience included regional responsibility at FHP, Inc. and multi-state responsibility as regional vice-president at Maxicare; Partners National Health Plan, a joint venture of Aetna Life Insurance Company and Voluntary Hospital Association (VHA); and Lincoln National. She has also served as executive vice president of managed care at Matria Healthcare, president and chief operating officer of Praxis Clinical Services, and as Western Division President of AccentCare. She holds a juris doctorate from Stanford University, a master’s degree in public health from the University of California, Berkeley, and a bachelor’s degree in communications from Northwestern University. Ms. Bayer is a member of the board of directors of Apria Healthcare Group Inc.

James W. Howatt, 61, has served as our chief medical officer since May 2007. Dr. Howatt formerly served as the chief medical officer of Molina Healthcare of Washington. Prior to joining Molina Healthcare in February 2006, Dr. Howatt was western regional medical director for Humana, where he was responsible for the coordination and oversight of quality, utilization management, credentialing, and accreditation for Humana’s activities west of Kansas City. Previously, he was vice president and chief medical officer of Humana Arizona, where he was responsible for leading a variety of medical management functions and worked closely with the company’s sales division to develop customer-focused benefit structures. Dr. Howatt also served as chief medical officer for Humana TRICARE, where he oversaw a $2.5 billion health care operation that served three million beneficiaries and comprised a professional network of 40,000 providers, 800 institutions, and 13 medical directors. Dr. Howatt received B.S. and M.D. degrees from the University of California, San Francisco, and also holds a master of business administration degree with an emphasis in Health Management from the University of Phoenix. He interned and completed his residency program in family practice at Ventura County Hospital in Ventura, California. Dr. Howatt is a board-certified family physician and a member of the American College of Managed Care Medicine.

Executive officers are appointed annually by the board of directors, subject to the terms of their employment agreements.

Audit Committee Report

The following report of the audit committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference into a filing.

The audit committee represents and assists the board in fulfilling its responsibilities for general oversight of the integrity of the Company’s financial statements, its compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, the performance of the Company’s internal audit function and independent registered public accounting firm, and risk assessment and risk management. The audit committee manages the Company’s relationship with its independent registered public accounting firm (which reports directly to the audit committee). The audit committee has the authority to obtain advice and assistance from outside legal, accounting, or other advisors as the audit committee deems necessary to carry out its duties and receives appropriate funding, as determined by the audit committee, from the Company for such advice and assistance.

The Company’s management is primarily responsible for the Company’s internal control and financial reporting process. The Company’s independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of the Company’s consolidated financial statements and issuing opinions on the conformity of those audited financial statements with United States generally accepted accounting principles and the effectiveness of the Company’s internal control over financial reporting. The audit committee monitors the Company’s financial reporting process and reports to the board on its findings.

In this context, the audit committee hereby reports as follows:

1.	The audit committee has reviewed and discussed the audited financial statements with the Company’s management.

2.	The audit committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (Codification of Statements on Auditing Standards, AU 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.

3.	The audit committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, “Independence Discussions with audit committees”), as adopted by the PCAOB in Rule 3600T, and has discussed with the independent registered public accounting firm its independence.

4.	Based on the review and discussions referred to in paragraphs (1) through (3) above, the audit committee recommended to the board, and the board has approved, that the audited financial statements be included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2007, for filing with the SEC.

Audit Committee

Charles Z. Fedak,CPA, MBA, Chair
Ronna E. Romney
John P. Szabo, Jr.
Steven J. Orlando, CPA

Information About Executive Compensation

The Compensation Committee Report

The compensation committee reviewed and discussed the Compensation Discussion and Analysis with members of senior management and, based on its review, the compensation committee recommended to the board of directors of Molina Healthcare, Inc. that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

John P. Szabo, Jr. (Chair)
Charles Z. Fedak, CPA, MBA
Frank E. Murray, MD
Steven J. Orlando, CPA
Sally K. Richardson

April 10, 2008

Compensation Discussion and Analysis

Overall Program Objectives

The Company strives to attract, motivate, and retain high-quality executives by providing total compensation that is performance-based and competitive within the labor market in which the Company competes for executive talent. The Company’s compensation program is intended to align the interests of management with the interests of stockholders by linking pay with performance, thereby incentivizing performance which furthers the ultimate objective of improving stockholder value.

The Company, through the activity of its compensation committee, seeks to achieve these objectives through three key compensation elements:

•	a base salary;

•	a performance-based annual bonus (i.e., short-term incentives), which may be paid in cash, stock options, shares of restricted stock, or a combination of these; and

•	periodic (generally annual) grants of long-term, equity-based compensation (i.e., longer-term incentives), such as stock options or restricted stock, which may be subject to performance-based and/or time-based vesting requirements.

In making compensation decisions with respect to each of these three elements of compensation, the compensation committee considers the competitive market for executives and the compensation levels provided by comparable companies in our industry.

The compensation committee does not attempt to set each compensation element for each executive within a specific range related to levels provided by industry peers. Instead, the compensation committee uses market comparisons as one factor — albeit a significant factor — in making compensation decisions. Other factors the compensation committee considers when making individual executive compensation decisions regarding each of the three key compensation elements include individual contribution and performance, reporting structure, internal pay relationships, complexity and importance of role and responsibility, leadership, and growth potential.

Elements of Compensation

Set forth below is a discussion of each element of compensation, the reason the Company pays each element, and how that element fits into the Company’s overall compensation philosophy.

Base Salary.  The objective of base salary is to reflect job responsibilities, value to the Company, and individual performance with respect to market competitiveness. These salaries are determined based on a variety of factors, including:

•	the nature and responsibility of the position and, to the extent available, salary norms for persons in comparable positions at comparable companies;

•	the expertise of the individual executive and his or her history with the Company;

•	the competitiveness of the market for the executive’s services; and

•	the recommendations of the chief executive officer (except in the case of his own compensation and that of the chief financial officer).

Base salary amounts are generally reviewed annually. The compensation committee sets the base salary levels of the Company’s chief executive officer and chief financial officer. The chief executive officer recommends for approval by the compensation committee the base salary levels of the Company’s other senior executive officers.

Annual Bonus Incentives for Named Executive Officers.  The compensation program provides for an annual bonus that is performance linked. The objective of the program is to compensate individuals based on the achievement of specific and objective annual goals that are intended to correlate closely with the growth of long-term stockholder value.

For the chief executive officer and the chief financial officer, at the outset of the fiscal year the compensation committee sets overall objective Company performance goals for the year. The compensation committee then sets target bonus amounts which correspond to the respective performance goals. Once the fiscal year is concluded, achievement of the objective performance goals is assessed to determine the bonus payment for which the chief executive officer and chief financial officer are eligible. The objective performance goals established for fiscal 2008 are discussed below under “Fiscal Year 2008 Decisions.” The achievement of the objective performance goals for fiscal 2007, and the related bonus payouts for the chief executive officer and chief financial officer, are discussed below under “Fiscal Year 2007 Bonus Achievement.”

As it sets Company-wide performance goals, the compensation committee, working with senior management, also sets individual performance measures for each named executive officer other than the chief executive officer and chief financial officer. These measures allow the Company to incentivize performance objectives beyond purely financial measures, including, for example, exceptional performance of each executive’s particular functional responsibilities, his or her leadership, creativity and innovation, collaboration, the successful completion of a particular project or initiative, and other activities that are critical to driving long-term value for stockholders.

For the named executive officers other than the chief executive officer and chief financial officer, the preliminary bonus determination is based as a threshold matter upon the achievement of certain Company performance goals — generally earnings per share — combined with the recommendation of the chief executive officer and the Company’s assessment of each officer’s performance as measured against the individual goals set at the outset of the year. This assessment allows bonus decisions to take into account each named executive officer’s individual performance and unique contribution during the year. This portion of the bonus may be adjusted up or down depending on the level of performance against the individual goals.

Under the bonus program, the compensation committee has discretion as to whether annual bonuses for the Company’s named executive officers will be paid in cash, restricted stock, or a combination thereof. The compensation committee also retains discretion, in appropriate circumstances, to grant a lower bonus or no bonus at all.

Compliance with Section 162(m).  Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1 million paid for any fiscal year to the corporation’s chief executive officer and four other most highly compensated executive officers as of the end of the fiscal year. However, the statute exempts qualifying performance-based compensation from the $1 million deduction limit if certain requirements are met. To the extent practicable, the compensation committee seeks to design the components of compensation so that these requirements are met and full deductibility under Section 162(m) is allowed. In particular, the compensation committee seeks to establish objective performance measures under the Company’s 2005 Incentive Compensation Plan which was approved by stockholders at the Company’s 2005 annual meeting. The compensation committee believes, however, that stockholder interests are best served by not restricting the compensation committee’s discretion and flexibility in crafting compensation programs, even though such programs may result in certain non-deductible compensation expenses. Accordingly, the compensation committee may from time to time approve elements of compensation for certain officers that are not fully deductible under Section 162(m).

Long-term Incentive Compensation.  The long-term incentive program provides a periodic award — typically annual — that is related to the underlying value of the Company’s common stock. The objective of the program is to align compensation for both named executive officers and other management employees over a multi-year period directly with the interests of stockholders of the Company by motivating and rewarding creation and preservation of long-term stockholder value. The level of long-term incentive compensation is determined based on an evaluation of competitive factors in conjunction with total compensation provided to the named executive officers and the goals of the compensation program as described above.

The Company’s long-term incentive compensation generally consists of grants of restricted stock vesting over time, or grants of stock options vesting over time, or a combination of both. These two vehicles reward stockholder value creation in slightly different ways. Restricted stock is impacted by all stock price changes, so the value to named executive officers is affected by both increases and decreases in stock price. Stock options — which have an exercise price equal to the closing market price as of the date of grant — reward executive officers and employees only if the stock price increases. Grants of restricted stock or stock options granted as long-term incentive compensation to named executed officers generally vest ratably over three to five years, contingent upon the named executive officer’s continued employment with the Company.

Pursuant to Company policy, and subject to the existence of an open window period under the Company’s insider trading policy, equity incentive awards to the named executive officers are generally made on

March 1st of each year, which is the same grant date as that used for annual incentive and retention awards made to other Company employees receiving awards.

The compensation committee reviews annually both the annual bonus program and the long-term incentive program to ensure that their key elements continue to meet the objectives described above.

Perquisites and Other Personal Benefits.  The Company does not provide named executive officers with any material perquisites or other personal benefits.

Retirement Plans.  The Company does not maintain a retirement pension plan. However, the named executive officers are eligible to participate in the Molina 401(k) Salary Savings Plan. The purpose of this program is to provide all Molina Healthcare employees with tax-advantaged savings opportunities and income after retirement. Eligible pay under the plans is limited to Internal Revenue Code annual limits. The Company makes a dollar-for-dollar match on the first four percent (4%) of salary electively deferred under the 401(k) Plan by all participants.

Deferred Compensation Plan.  The Company has established an unfunded non-qualified deferred compensation plan for certain key employees, including the named executed officers. Under the deferred compensation plan, eligible participants can defer up to 100% of their base salary and 100% of their bonus to provide for tax-deferred growth. The funds deferred are invested in any of twenty different mutual funds, including bond, money market, and large and small cap stock funds.

Employee Stock Purchase Plan.  The named executive officers are eligible to participate in the Company’s 2002 Employee Stock Purchase Plan on an equal basis with all other employees. The Employee Stock Purchase Plan allows eligible employees to purchase from the Company shares of its common stock at a 15% discount to the market price during the successive six-month offering periods under the plan.

Health and Insurance Benefits.  With limited exceptions, the Company supports providing benefits to named executive officers that are substantially the same as those offered to salaried employees generally. The named executive officers are eligible to participate in Company-sponsored benefit programs on the same terms and conditions as those made available to salaried employees generally. Basic health benefits, life insurance, disability benefits and similar programs are provided to ensure that employees have access to healthcare and income protection for themselves and their family members.

Process For Determining Executive Officer Compensation

The Role of the Compensation Committee.  The compensation committee is responsible for evaluating the performance of and determining the compensation paid to the chief executive officer and chief financial officer. The compensation committee is also responsible for evaluating and approving the compensation levels of other key executive officers as recommended by the chief executive officer. The compensation committee reviews the design and structure of Molina Healthcare’s compensation programs to ensure that management’s interests are aligned with stockholders and that the compensation programs are aligned with Molina Healthcare’s strategic priorities. In furtherance of these goals, the compensation committee has periodically engaged a compensation consultant to provide evaluations and advice regarding the Company’s executive compensation program and relevant benchmarks. The compensation committee elected not to engage a compensation consultant to assist in its decision-making regarding the 2008 compensation of the Company’s named executive officers, and instead conducted its own benchmarking review of the compensation paid to senior executive officers as publicly reported by certain of the Company’s peers, including Amerigroup, Centene, and HealthSpring.

Fiscal Year 2008 Decisions.  In February 2008, based upon its consideration of market data and the job performance of its senior executive officers, the compensation committee determined to raise the annual base salary of Dr. Molina as chief executive officer from $775,000 to $850,000 for fiscal year 2008, and the annual base salary of John Molina from $700,000 to $775,000. The compensation committee also accepted the recommendation of Dr. Molina that the annual base salary of Terry Bayer for fiscal year 2008 be increased to $456,000, and that the annual base salary of Dr. Howatt be increased to $395,000. The $430,000 annual base salary of Mr. Andrews was left unchanged for 2008. Earlier in 2008, the Company paid to Dr. Bracciodieta upon his resignation a severance payment of $197,500, plus his accrued salary and bonus, and accelerated the vesting of 8,000 previously granted shares of restricted stock.

In February 2008, the compensation committee also established Dr. Molina’s fiscal year 2008 bonus opportunity pursuant to the same general formula under the 2005 Incentive Compensation Plan as had been used to establish his bonus opportunity for fiscal year 2007, subject to appropriate adjustment for the projected growth of the Company.

Under the 2005 Incentive Compensation Plan, the compensation committee established three independent performance measures for fiscal year 2008: (i) earnings per share (EPS), (ii) premium and other operating revenue (excluding interest income), and (iii) return on equity (ROE). Each of the three measures corresponds to a baseline bonus opportunity equal to one-third of the CEO’s 2008 base salary, or $283,333. If the “threshold” amount of a performance measure is achieved, the CEO shall receive 80% of his possible bonus payout for that particular measure, or $226,667. If the “target” amount of a performance measure is achieved, the CEO shall receive 100% of the possible bonus payout for that measure, or $283,333. If the “maximum” amount of a performance measure is achieved or exceeded, the CEO shall receive 120% of the possible bonus payout for that measure, or $340,000. The bonus amounts shall be interpolated linearly to correspond with the achievement of each of the measures between the 80% and 120% or greater levels, and normalized on a pro rata basis for acquisitions occurring during the course of the year. None of the three bonus amounts shall exceed the 120% payout level. The performance measures are as follows:

	Performance Goals and Payout as% of Opportunity
	Threshold	Target	Maximum
Measure	(80% Payout)	(100% Payout)	(120% Payout)

EPS	$2.25	$2.35	$2.45
Premium and other operating revenue	$2,784	$2,900	$3,016
ROE	12.4%	12.9%	13.4%

The potential bonus of John Molina as CFO for fiscal year 2008 shall be subject to the same three performance measures and payout formula as with the CEO, only the baseline bonus opportunity for each of the three performance measures shall be equal to one-third of eighty percent (80%) of his 2008 base salary, or $206,667. The potential bonus for fiscal year 2008 of each of the other named executive officers shall be 50% of their 2008 base salary.

In connection with its long-term incentive program, effective as of March 1, 2008, the compensation committee determined to grant each of the CEO and CFO 15,600 shares of restricted stock, vesting in one-quarter increments over four years, under the Company’s 2002 Equity Incentive Plan. The compensation committee also granted to Ms. Bayer as chief operating officer 13,600 shares of restricted stock, to Mr. Andrews as chief legal officer 12,700 shares of restricted stock, and to Dr. Howatt as chief medical officer 12,200 shares of restricted stock. Each grant will vest in one-quarter increments over four years. These March 1st grants to the named executive officers were part of the Company’s long-term incentive program for all of its employees, pursuant to which a total of 317,200 shares of restricted stock vesting over four years were granted to a total of 76 employees of the Company (inclusive of the named executive officers).

Fiscal Year 2007 Bonus Achievement.  As referenced above and as discussed in the Company’s 2007 proxy statement, in 2007 the compensation committee had established the fiscal year 2007 bonus opportunity for Dr. Molina as CEO and John Molina as CFO under the Company’s 2005 Incentive Compensation Plan. The three independent performance measures for fiscal year 2007 were: (i) earnings per share (EPS), (ii) premium and other operating revenue (excluding interest income), and (iii) return on equity (ROE). The Company’s actual performance in 2007 was: (1) EPS of $2.05, (2) premium and other operating revenue of $2,462.4 million, and (3) ROE of 12.81%. These measures under the three benchmarks constituted performance at the 100, 85.46, and 84.05 percentiles, respectively. Since Dr. Molina’s bonus opportunity for each particular measure was $258,333, his aggregate bonus for 2007 was certified by the compensation committee to be $726,335. Since John Molina’s bonus opportunity for each particular measure was $175,000, his aggregate bonus for 2007 was certified by the compensation committee to be $492,034.

Summary Compensation Table

The following table provides information concerning total compensation earned or paid to the chief executive officer, the chief financial officer, and the three other most highly compensated executive officers of the Company who served in such capacities as of December 31, 2007 for services rendered to the Company during the last year. These five officers are referred to as the named executive officers in this proxy statement. The table also provides compensation information for Dr. William Bracciodieta who had served as our chief medical officer until his resignation from the Company on February 6, 2007.

SUMMARY COMPENSATION TABLE

						Change in
						Pension
						Value and
						Nonqualified
(a)					Non-Equity	Deferred
Name and			Stock	Option	Incentive Plan	Compensation	All Other
Principal	Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position in 2007	($)	($)	($)(1)	($)(1)	($)	($)	($)(2)	($)

J. Mario Molina	775,000	726,335	—	594,079	—	117,082	10,728	2,223,224
President and Chief Executive Officer
John C. Molina,	700,000	492,034	—	594,079	—	28,473	26,113	1,840,699
Chief Financial Officer
Mark L. Andrews,	430,000	154,800	173,826	181,524	—	25,012	11,400	976,562
Chief Legal Officer
Terry Bayer,	405,000	155,210	173,826	181,524	—	4,911	13,080	933,551
Chief Operating Officer
James Howatt(3)	201,923	128,719		175,930	—	—	4,882	511,454
Chief Medical Officer
William Bracciodieta(4)	45,577	—	—	—	—	—	455,067 (5)	500,644
Chief Medical Officer

(1)	The amounts in this column reflect the aggregate grant date fair value under SFAS 123(R) of awards made during 2007. The assumptions we use in calculating these amounts are discussed in Note 2 — “Stock-Based Compensation,” to the Consolidated Financial Statements of Molina Healthcare, Inc. as filed with the SEC on Form 10-Q on May 7, 2007, and also as filed with the SEC on Form 10-Q on August 8, 2007.

(2)	The amounts in this column include long-term disability premiums, group term life premiums, 401(k) matching payments, and liquidated amounts for paid time-off.

(3)	Dr. Howatt became our chief medical officer effective May 29, 2007. His 2007 annual base salary was $350,000.

(4)	Dr. Bracciodieta resigned from the Company effective February 6, 2007. His 2007 annual base salary was $372,500.

(5)	Consists of severance payment, accelerated vesting of restricted stock, accrued vacation, and group term life premiums.

Grants of Plan-Based Awards

The following table provides information with respect to grants of plan-based awards made during fiscal year 2007 to the named executive officers. The options have an exercise price equal to the closing price of the Company’s common stock on the NYSE on the grant date, have a ten-year life, and vest in equal installments over four years beginning one year after grant date, subject to acceleration in certain circumstances. The shares of restricted stock vest in equal installments over four years, beginning one year after the grant date, subject to acceleration in certain circumstances.

GRANTS OF PLAN-BASED AWARDS

											Grant
									All Other		Date
								All Other	Option		Fair
								Stock	Awards:	Exercise	Value of
		Estimated Future Payouts			Estimated Future Payouts			Awards:	Number of	or Base	Stock
		Under Non-Equity Incentive			Under Equity Incentive Plan			Number of	Securities	Price of	and
		Plan Awards			Awards			Shares of	Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/sh)	($)(1)

J. Mario Molina	3/1/07	—	—	—	—	—	—	—	36,000	31.32	594,079
John C. Molina	3/1/07	—	—	—	—	—	—	—	36,000	31.32	594,079
Mark L. Andrews	3/1/07	—	—	—	—	—	—	5,550	11,000	31.32	355,350
Terry Bayer	3/1/07	—	—	—	—	—	—	5,550	11,000	31.32	355,350
James Howatt	3/1/07	—	—	—	—	—	—	2,500	2,000	31.32	111,304
James Howatt	5/29/07	—	—	—	—	—	—	3,050	9,000	32.01	250,347
William Bracciodieta	—	—	—	—	—	—	—	—	—	—	—

(1)	The hypothetical value of the options as of their date of grant is equal to the fair value of the options on the grant date used to determine the compensation expense under SFAS 123(R) associated with the grant in the Company’s financial statements and has been calculated using the Black-Scholes valuation model. The valuations were based upon the assumptions discussed in “Note 2 — Stock-Based Compensation,” to the Consolidated Financial Statements of Molina Healthcare, Inc. as filed with the SEC on Form 10-Q on May 7, 2007. It should be noted that this model is only one of the methods available for valuing options, and the Company’s use of the model should not be interpreted as a prediction as to the actual value that may be realized on the options. The actual value of the options may be significantly different, and the value actually realized, if any, will depend upon the excess of the market value of the common stock over the option exercise price at the time of exercise.

The following table provides information with respect to outstanding stock options and restricted stock awards held by the named executive officers as of the end of the fiscal year 2007. The market value of restricted stock awards is computed using our closing stock price on December 31, 2007, of $38.70.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

	Option Awards					Stock Awards
									Equity
									Incentive
								Equity	Plan
			Equity					Incentive	Awards:
			Incentive					Plan	Market
			Plan				Market	Awards:	or Pay-Out
			Awards:			Number of	Value of	Number of	Value of
	Number of	Number of	Number of			Shares of	Shares of	Unearned	Unearned
	Securities	Securities	Securities			Stock	Stock	Shares	Shares
	Underlying	Underlying	Underlying	Option		That	That Have	That Have	That Have
	Unexercised	Unexercised	Unexercised	Exercise	Option	Have Not	Not	Not	Not
	Options (#)	Options (#)	Unearned	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable	Options (#)	($)	Date	(#)	($)	(#)	($)

J. Mario Molina	—	36,000	—	31.32	3/1/17	—	—	—	—
John C. Molina	—	36,000	—	31.32	3/1/17	—	—	—	—
Mark L. Andrews	30,000	—	—	25.33	2/10/14	—	—	—	—
	8,000	4,000	—	44.29	7/1/15	—	—	—	—
	7,000	14,000	—	28.66	2/2/16	—	—	—	—
	—	11,000	—	31.32	3/1/17	—	—	—	—
	—	—	—	—	—	8,550	330,885	—	—
Terry Bayer	14,000	7,000	—	44.29	7/1/15	—	—	—	—
	7,000	14,000	—	28.66	2/2/16	—	—	—	—
	—	11,000	—	31.32	3/1/17	—	—	—	—
	—	—	—	—	—	5,550	214,785	—	—
James W. Howatt	1,116	2,234	—	29.77	2/9/16	—	—	—	—
	—	2,000	—	31.32	3/1/17	—	—	—	—
	—	9,000	—	32.01	5/29/17	—	—	—	—
	—	—	—	—	—	6,650	257,355	—	—
William Bracciodieta	—	—	—	—	—	—	—	—	—

The following table provides additional information regarding the amounts received during fiscal year 2007 by the named executive officers upon exercise or vesting of stock options.

OPTION EXERCISES AND STOCK VESTED

	Option Awards			Stock Awards
	Number of Shares	Value Realized on		Number of Shares	Value Realized on
Name	Acquired On Exercise (#)	Exercise ($)		Acquired on Vesting (#)	Vesting ($)

J. Mario Molina	—	—		—	—
John C. Molina	—	—		—	—
Mark L. Andrews	10,000	289,200	(1)	—	—
	5,000	146,350	(2)
	10,000	266,605	(3)	—	—
	15,000	412,650	(4)	—	—
	20,550	572,934	(5)	—	—
	—	—		1,000	30,520	(6)
Terry Bayer	—	—		4,000	146,680	(7)
James W. Howatt	—	—		550	16,539	(8)
William Bracciodieta	—	—		—	—

(1)	On January 9, 2007, Mr. Andrews exercised 10,000 options. The exercise price of the options was $4.50 per share compared to a weighted average market value of $33.42.

(2)	On January 10, 2007, Mr. Andrews exercised 5,000 options. The exercise price of the options was $4.50 per share compared to a weighted average market value of $33.77.

(3)	On March 12, 2007, Mr. Andrews exercised 10,000 options. The exercise price of the options was $4.50 per share compared to a weighted average market value of $31.1605.

(4)	On April 9, 2007, Mr. Andrews exercised 15,000 options. The exercise price of the options was $4.50 per share compared to a weighted average market value of $32.01.

(5)	On June 1, 2007, Mr. Andrews exercised 20,550 options. The exercise price of the options was $4.50 per share compared to a market value at closing of $32.38.

(6)	On July 1, 2007, 1,000 restricted shares vested in favor of Mr. Andrews at a closing market price of $30.52.

(7)	On September 27, 2007, 4,000 restricted shares vested in favor of Ms. Bayer at a closing market price of $36.67.

(8)	On February 9, 2007, 550 restricted shares vested in favor of Dr. Howatt at a closing market price of $30.07.

Nonqualified Deferred Compensation

Pursuant to the Company’s unfunded and non-qualified 2005 Deferred Compensation Plan, eligible participants can defer up to 100% of their base salary and 100% of their bonus so that it can grow on a tax deferred basis. The investment options available to an executive under the deferral program consist of twenty different mutual funds, including bond, money market, and large and small cap stock funds.

The following table provides information for fiscal year 2007 for each named executive officer regarding such individual’s accounts in the 2005 Deferred Compensation Plan as of the end of fiscal year 2007.

NONQUALIFIED DEFERRED COMPENSATION

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings	Withdrawals/	Balance
	the Last FY	Last FY	in Last FY	Distributions	at Last FYE
Name	($)	($)	($)	($)	($)

J. Mario Molina	259,271	—	117,082	—	2,411,020
John C. Molina	—	—	28,473	—	284,655
Mark L. Andrews	64,570	—	25,012	—	434,544
Terry Bayer	40,547	—	4,911	—	94,503
James W. Howatt	—	—	—	—	—
William Bracciodieta	—	—	—	—	—

Potential Payments Upon Termination And Change Of Control

We have entered into certain employment or change in control agreements that will require the Company to provide compensation to the named executive officers (other than Dr. Bracciodieta, who resigned in February 2007) in the event of a termination of employment or a change of control of the Company.

We have entered into employment agreements with our chief executive officer, J. Mario Molina, our chief financial officer, John C. Molina, and our chief legal officer, Mark. L. Andrews.

Unless terminated, the agreements with each of Dr. Molina, Mr. Molina, and Mr. Andrews are automatically renewed on an annual basis. Effective January 1, 2008, Dr. Molina’s annual salary was increased to $850,000, with a target bonus of up to 100% of his base salary. Also effective January 1, 2008, John Molina’s annual salary was increased to $775,000, with a target bonus of up to 75% of his base salary. Mr. Andrews had a base annual salary under his employment agreement of $430,000 in 2007, and a target bonus of up to 40% of his base salary. Each of the base annual salaries and bonus targets is subject to review and potential increase at least annually.

The agreements with each of Dr. Molina, Mr. Molina, and Mr. Andrews provide for the employees’ continued employment for a period of two years following the occurrence of a change of control (as defined below). Under the agreements, each executive’s terms and conditions of employment, including his or her rate of base salary, bonus opportunity, benefits, and title, position, duties, and responsibilities, are not to be modified in a manner adverse to the executive following the change of control. If an eligible executive’s employment is terminated by us without cause (as defined below) or is terminated by the executive for good reason (as defined below) within two years of a change of control, we will provide the executive as a severance payment with two times the executive’s annual base salary and target bonus for the year of termination, plus the target bonus for the year of termination, full vesting of Section 401(k) employer contributions and stock options, and continued health and welfare benefits for the earlier of three years or the date the executive receives substantially similar benefits from another employer. We will also make additional payments to the executive who incurs any excise taxes pursuant to the golden parachute provisions of the Internal Revenue Code in respect of the benefits and other payments provided under the agreement or otherwise on account of the change of control. The additional payments will be in an amount such that, after taking into account all applicable federal, state and local taxes applicable to such additional payments, the executive is able to retain from such additional payments an amount equal to the excise taxes that are imposed without regard to these additional payments.

Additionally, if the executive’s employment is terminated by us without cause or the executive resigns for good reason, the executive will be entitled to receive one year’s base salary, the target bonus for the year of the employment termination, full vesting of Section 401(k) employer contributions and stock options and continued health and welfare benefits for the earlier of eighteen months or the date the executive receives substantially similar benefits from another employer. Payment of severance benefits is contingent upon the executive’s signing a release agreement waiving claims against us.

A change of control generally means a merger or other change in corporate structure after which the majority of our stockholders are no longer stockholders, a sale of substantially all of our assets, or our approved dissolution or liquidation. Cause is generally defined as the occurrence of one or more acts of unlawful actions involving moral turpitude or gross negligence or willful failure to perform duties or intentional breach of obligations under the employment agreement. Good reason generally means the occurrence of one or more events that have an adverse effect on the executive’s terms and conditions of employment, including any reduction in the executive’s base salary, a material reduction of the executive’s benefits or substantial diminution of the executive’s incentive awards or fringe benefits, a material adverse change in the executive’s position, duties, reporting relationship, responsibilities or status with us, the relocation of the executive’s principal place of employment to a location more than 50 miles away from his prior place of employment or an uncured breach of the employment agreement. However, no reduction of salary or benefits will be good reason if the reduction applies to all executives proportionately.

The tables below reflect the approximate amount of compensation payable to each of the named executive officers of the Company (other than Dr. Bracciodieta, who resigned from the Company in February 2007) in the event of termination of such executive’s employment under the various listed scenarios. The amount of compensation payable to each such named executive officer in the event of voluntary termination, early retirement, involuntary not-for-cause termination, for cause termination, termination following a change of control, disability, or death, is shown below. The amounts shown assume that such termination was effective as of December 31, 2007, and exclude ordinary course amounts earned or benefits accrued as a result of prior service during the year. The various amounts listed are estimates only. The actual amounts to be paid can only be determined at the time of such executive’s separation from the Company.

The following table describes the potential payments upon termination or change in control of the Company for J. Mario Molina, the Company’s chief executive officer.

						Involuntary
				Involuntary		for Good
Executive				Not for		Reason
Benefits and	Voluntary	Early	Normal	Cause	For Cause	Termination
Payments	Termination	Retirement	Retirement	Termination	Termination	(Change-in-	Disability
Upon	on	on	on	on	on	Control) on	on	Death on
Separation	12/31/2007	12/31/2007	12/31/2007	12/31/2007	12/31/2007	12/31/2007	12/31/2007	12/31/2007

Compensation
Base Salary	0	0	0	$775,000	0	$775,000	0	0
Short-Term Incentive Compensation	$726,335	$726,335	$726,335	$775,000	0	$775,000	$726,335	$726,335
Stock Options	0	0	0	265,680	0	265,680	0	0
Benefits & Perquisites
Stock Awards	0	0	0	0	0	0	0	0
Savings Plan	$293,584	$293,584	$293,584	$293,584	$293,584	$293,584	$293,584	$293,584
Deferred Compensation	$2,411,020	$2,411,020	$2,411,020	$2,411,020	$2,411,020	$2,411,020	$2,411,020	$2,411,020
Health Benefits	0	0	0	$21,960	0	$43,920	0	0
Disability Income	0	0	0	0	0	0	1,524,512	0
Life Insurance Benefits	0	0	0	0	0	0	0	$750,000
Excise Tax & Gross-Up	0	0	0	220,000	0	$1,256,000	0	0
Cash Severance	0	0	0	0	0	$2,325,000	0	0
Accrued Vacation Pay	$121,586	$121,586	$121,586	$121,586	$121,586	$121,586	$121,586	$121,586

The following table describes the potential payments upon termination or change in control of the Company for John C. Molina, the Company’s chief financial officer.

						Involuntary
				Involuntary		for Good
Executive				Not for		Reason
Benefits and	Voluntary	Early	Normal	Cause	For Cause	Termination
Payments	Termination	Retirement	Retirement	Termination	Termination	(Change-in-	Disability
Upon	on	on	on	on	on	Control) on	on	Death on
Separation	12/31/2007	12/31/2007	12/31/2007	12/31/2007	12/31/2007	12/31/2007	12/31/2007	12/31/2007

Compensation
Base Salary	0	0	0	$700,000	0	$700,000	0	0
Short-Term Incentive Compensation	$492,034	$492,034	$492,034	$525,000	$492,034	$525,000	$492,034	$492,034
Stock Options	0	0	0	265,680	0	265,680	0	0
Benefits & Perquisites
Stock Awards	0	0	0	0	0	0	0	0
Savings Plan	$346,922	$346,922	$346,922	$346,922	$346,922	$346,922	$346,922	$346,922
Deferred Compensation	$284,655	$284,655	$284,655	$284,655	$284,655	$284,655	$284,655	$284,655
Health Benefits	0	0	0	$21,960	0	$43,920	0	0
Disability Income	0	0	0	0	0	0	1,970,654	0
Life Insurance Benefits	0	0	0	0	0	0	0	$750,000
Excise Tax & Gross-Up	0	0	0	90,000	0	$966,000	0	0
Cash Severance	0	0	0	0	0	$1,925,000	0	0
Accrued Vacation Pay	$96,775	$96,755	$96,755	$96,755	$96,755	$96,755	$96,755	$96,775

The following table describes the potential payments upon termination or change in control of the Company for Mark L. Andrews, the Company’s chief legal officer.

						Involuntary
						for Good
				Involuntary		Reason
Executive				Not for		Termination
Benefits and	Voluntary	Early	Normal	Cause	For Cause	(Change-in-
Payments	Termination	Retirement	Retirement	Termination	Termination	Control)	Disability
Upon	on	on	on	on	on	on	on	Death on
Separation	12/31/2007	12/31/2007	12/31/2007	12/31/2007	12/31/2007	12/31/2007	12/31/2007	12/31/2007

Compensation
Base Salary	0	0	0	$430,000	0	$430,000	0	0
Short-Term Incentive Compensation	$154,800	$154,800	$154,800	$172,000	$154,800	$172,000	$154,800	$154,800
Stock Options	0	0	0	221,740	0	$221,740	0	0
Benefits & Perquisites
Stock Awards	0	0	0	$330,885	0	$330,885	0	0
Savings Plan	$241,706	$241,706	$241,706	$241,706	$241,706	$241,706	$241,706	$241,706
Deferred Compensation	$434,544	$434,544	$434,544	$434,544	$434,544	$434,544	$434,544	$434,544
Health Benefits	0	0	0	$21,960	0	$43,920	0	0
Disability Income	0	0	0	0	0	0	1,526,191	0
Life Insurance Benefits	0	0	0	0	0	0	0	$750,000
Excise Tax & Gross-Up	0	0	0	163,000	0	$475,000	0	0
Cash Severance	0	0	0	0	0	$1,032,000	0	0
Accrued Vacation Pay	$62,974	$62,974	$62,974	$62,974	$62,974	$62,974	$62,974	$62,974

We have entered into change of control agreements with Terry Bayer, our chief operating officer, and James W. Howatt, our chief medical officer. The agreements with Ms. Bayer and Dr. Howatt provide for the employees’ continued employment for a period of twelve months following the occurrence of a change of control. Under these agreements, each executive’s terms and conditions of employment, including his or her rate of base salary, bonus opportunity, benefits, and title, position, duties, and responsibilities, are not to be modified in a manner adverse to the executive following the change of control. If an eligible executive’s employment is terminated by us without cause or is terminated by the executive for good reason within twelve months of a change of control, we will provide the executive with two times the executive’s annual base salary, a prorata portion of the executive’s target bonus for the year of termination, full vesting of Section 401(k) employer contributions and stock options, and continued health and welfare benefits for the earlier of twelve months or the date the executive receives substantially similar benefits from another employer. Payment of any severance benefits is contingent upon the executive’s signing a release agreement waiving claims against us.

The following table describes the potential payments upon termination or change in control of the Company for Terry Bayer, the Company’s chief operating officer.

						Involuntary
						for Good
				Involuntary		Reason
Executive				Not for		Termination
Benefits and	Voluntary	Early	Normal	Cause	For Cause	(Change-in-
Payments	Termination	Retirement	Retirement	Termination	Termination	Control)	Disability
Upon	on	on	on	on	on	on	on	Death on
Separation	12/31/2007	12/31/2007	12/31/2007	12/31/2007	12/31/2007	12/31/2007	12/31/2007	12/31/2007

Compensation
Base Salary	0	0	0	$202,500	0	$405,000	0	0
Short-Term Incentive Compensation	$155,210	$155,210	$155,210	$140,000	0	$140,000	$155,210	$155,210
Stock Options	0	0	0	0	0	$221,740	0	0
Benefits & Perquisites
Stock Awards	0	0	0	212,850	0	$212,850	0	0
Savings Plan	$94,285	$94,285	$94,285	$94,285	$94,285	$94,285	$94,285	$94,285
Deferred Compensation	$94,503	$94,503	$94,503	$94,503	$94,503	$94,503	$94,503	$94,503
Health Benefits	0	0	0	0	0	$14,640	0	0
Disability Income	0	0	0	0	0	0	728,228	0
Life Insurance Benefits	0	0	0	0	0	0	0	$750,000
Excise Tax & Gross-Up	0	0	0	0	0	0	0	0
Cash Severance	$197,500	$197,500	$197,500	0	$197,500	405,000	$197,500	$197,500
Accrued Vacation Pay	$32,022	$32,022	$32,022	$32,022	$32,022	$32,022	$32,022	$32,022

The following table describes the potential payments upon termination or change in control of the Company for James W. Howatt, the Company’s chief medical officer.

						Involuntary
						for Good
				Involuntary		Reason
Executive				Not for		Termination
Benefits and	Voluntary	Early	Normal	Cause	For Cause	(Change-in-
Payments	Termination	Retirement	Retirement	Termination	Termination	Control)	Disability
Upon	on	on	on	on	on	on	on	Death on
Separation	12/31/2007	12/31/2007	12/31/2007	12/31/2007	12/31/2007	12/31/2007	12/31/2007	12/31/2007

Compensation
Base Salary	0	0	0	$175,000	0	$350,000	0	0
Short-Term Incentive Compensation	$128,719	$128,719	$128,719	$128,719	0	$128,719	$128,719	$128,719
Stock Options	0	0	0	0	0	$94,910	0	0
Benefits & Perquisites
Stock Awards	0	0	0	160,605	0	$160,605	0	0
Savings Plan	$52,790	$52,790	$52,790	$52,790	$52,790	$52,790	$52,790	$52,790
Deferred Compensation	0	0	0	0	0	0	0	0
Health Benefits	0	0	0	0	0	$14,640	0	0
Disability Income	0	0	0	0	0	0	541,809	0
Life Insurance Benefits	0	0	0	0	0	0	0	$750,000
Excise Tax & Gross-Up	0	0	0	0	0	0	0	0
Cash Severance	$197,500	0	0	0	$197,500	350,000	$197,500	$197,500
Accrued Vacation Pay	$4,882	$4,882	$4,882	$4,882	$4,882	$4,882	$4,882	$4,882

Disclosure of Auditor Fees

Ernst & Young, LLP served as our Independent Registered Public Accountant during 2007 and 2006. Fees earned by Ernst & Young LLP for years ended December 31, 2007 and 2006 were as follows:

	December 31,
	2007	2006

Audit Fees(1)
Integrated audit of the financial statements and internal control over financial reporting (including statutory audits of subsidiaries)	$1,708,000	$1,587,000
Timely quarterly reviews	$178,000	$210,000
SEC filings, including comfort letters, consents, and comment letters	$91,000	$4,000
Total Audit Fees	$1,977,000	$1,181,000
Audit-Related Fees(2)
Employee benefit plans	$—	$21,000
M & A due diligence	$—	$82,000
Workpaper review by subsidiary departments of insurance	$3,000	$5,000
Total Audit-Related Fees	$3,000	$108,000
Tax Fees(2)
Tax compliance	$30,000	$37,000
Enterprise zone credit assistance	$138,000	$416,000
Total Tax Fees	$168,000	$453,000
Total Fees	$2,148,000	$2,362,000

(1)	Includes fees and expenses related to the fiscal year audit and interim reviews, notwithstanding when the fees and expenses were billed or when the services were rendered.

(2)	Includes fees and expenses for services rendered from January through December of the fiscal year, notwithstanding when the fees and expenses were billed.

The audit committee has considered the nature of the services underlying these fees and does not consider them to be incompatible with the Independent Registered Public Accountant’s independence.

A representative of Ernst & Young, LLP is expected to be present at the meeting to respond to appropriate questions and will be given an opportunity to make a statement if he or she so desires.

Submission of Future Stockholder Proposals

Under SEC rules, a stockholder who intends to present a proposal at the next annual meeting of stockholders and who wishes the proposal to be included in the proxy statement for that meeting must submit the proposal in writing to the Corporate Secretary of Molina Healthcare at 2277 Fair Oaks Boulevard, Suite 440, Sacramento, California 95825. The proposal must be received no later than December 12, 2008.

Stockholders who do not wish to follow the SEC rules in proposing a matter for action at the next annual meeting must notify Molina Healthcare in writing of the information required by the provisions of Molina Healthcare’s bylaws dealing with stockholder proposals. The notice must be delivered to Molina Healthcare’s Corporate Secretary between January 15, 2009 and February 14, 2009. You can obtain a copy of Molina Healthcare’s bylaws by writing to the Corporate Secretary at the address stated above.

Cost of Annual Meeting and Proxy Solicitation

Molina Healthcare pays the cost of the annual meeting and the cost of soliciting proxies. In addition to soliciting proxies by mail, Molina Healthcare may solicit proxies by telephone and similar means. No director, officer, or employee of Molina Healthcare will be specially compensated for these activities. Molina

Healthcare also intends to request that brokers, banks, and other nominees solicit proxies from their principals and will pay the brokers, banks, and other nominees certain expenses they incur for such activities.

Householding

Under SEC rules, a single set of annual reports and proxy statements may be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. In accordance with a notice sent to certain stockholders who shared a single address, only one annual report and proxy statement will be sent to that address unless any stockholder at that address requested that multiple sets of documents be sent. However, if any stockholder who agreed to householding wishes to receive a separate annual report or proxy statement for 2007 or in the future, he or she may telephone toll-free 1-800-542-1061 or write to ADP, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Stockholders sharing an address who wish to receive a single set of reports may do so by contacting their banks or brokers, if they are beneficial holders, or by contacting ADP at the address set forth above, if they are record holders.

Other Matters

The board of directors knows of no other matters that will be presented for consideration at the meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Joseph M. Molina, M.D.
Chairman of the Board, Chief Executive Officer, and
President

Dated: April 10, 2008

Molina Healthcare, Inc.
Voting by telephone or Internet is quick, easy, and immediate. As a stockholder of Molina Healthcare, Inc., you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated, and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on May 14, 2008.
Vote Your Proxy on the Internet:
Go to www.continentalstock.com.
Have your proxy card available when you access the above website. Follow the prompts to vote your shares.
Vote Your Proxy by Phone:
Call 1 (866) 894-0537.
Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.
PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE
VOTING ELECTRONICALLY OR BY PHONE
Vote Your Proxy by mail:
Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.
ê FOLD AND DETACH HERE AND READ THE REVERSE SIDE ê

PROXY	Please mark	☒
your votes
like this
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSALS BELOW.

1.	The election of three (3) Class				In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). This proxy may be revoked by the undersigned stockholder(s) prior to its exercise.
	III Directors of the Company.		FOR all nominees listed (except	WITHHOLD
	Nominees:	01 J. Mario Molina	those nominees whose names	AUTHORITY to
		02 Steven J. Orlando	have been stricken pursuant to	vote for all
		03 Ronna E. Romney	the instruction below)	nominees listed
			☐	☐

(Instruction: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list above)	If no direction is made, this proxy will be voted FOR Proposal 1.
Your signature on this proxy is your acknowledgment of receipt of the Notice of Annual Meeting and Proxy Statement, both dated April 10, 2008.

PLEASE SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.
COMPANY ID:
PROXY NUMBER:
ACCOUNT NUMBER:

Signature(s)	Signature(s)	Date

NOTE: Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give title as such. If stockholder is a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

é FOLD AND DETACH HERE AND READ THE REVERSE SIDE é

   PROXY
MOLINA HEALTHCARE, INC.
200 Oceangate, Suite 100
Long Beach, California 90802
This Proxy is Being Solicited on Behalf of the Board of Directors
     The undersigned stockholder(s) of Molina Healthcare, Inc., a corporation under the laws of the State of Delaware, hereby appoints John C. Molina and Mark L. Andrews as proxies of the undersigned, each with the power to appoint a substitute, and hereby authorizes them, and each of them individually, to represent and to vote, as designated below, all of the shares of Molina Healthcare, Inc., which the undersigned is or may be entitled to vote at the 2008 Annual Meeting of Stockholders to be held at the Molina Healthcare building located at One Golden Shore Drive, Long Beach, California, 90802, at 10:00 a.m. local time, on May 15, 2008, or any adjournment or postponements thereof. The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such shares in connection with the following matters and hereby ratifies and confirms all that the proxies, their substitutes, or any of them, may lawfully do by virtue hereof.
(Continued, and to be marked, dated and signed, on the other side)